Exhibit 99.1

Overland Storage Announces Update in its ITC Litigation

San Diego, CA – January 20, 2012 – Overland Storage (NASDAQ: OVRL), the trusted global provider of effortless data management and data protection solutions across the data lifecycle today announced an update in its patent infringement litigation against BDT AG and BDT’s subsidiaries.

Chief Administrative Law Judge Charles Bullock of the International Trade Commission (ITC) has ordered the parties to submit an updated schedule for Overland Storage’s ITC litigation against BDT. The order stems from Overland Storage’s settlement with IBM and Dell. Chief Judge Bullock ordered an updated schedule after deciding to allow Overland and BDT to make arguments about the impact of Overland Storage’s settlement with IBM and Dell. Judge Bullock’s order recognizes that an extension of the deadline for the Commission’s ruling will be necessary to allow the parties time to brief the issue. Per the Judge’s order, the initial determination date will be no later than close of business May 24, 2012.

“We believe that the judge’s decision to allow the parties time to brief the issue before he rules on the merits of the case will strengthen Overland’s position,” said Sean Cunningham, lead counsel for Overland Storage. “We remain confident that the judge’s ruling will be in favor of Overland,” said Mr. Cunningham. In the ITC litigation, Overland claims infringement of two of its United States patents, numbers 6,328,766 and 6,353,581. These two patents address fundamental improvements in virtual storage and media access in the tape storage market.

Overland is represented in the lawsuit by San Diego and Palo Alto-based lawyers from DLA Piper LLP (US), the world’s largest multi-national law firm.

About Overland Storage

Overland Storage is the trusted global provider of effortless data management and data protection solutions across the data lifecycle. By providing an integrated range of technologies and services for primary, nearline, offline, archival and cloud data storage, Overland makes it easy and cost effective to manage different tiers of information over time. Whether distributed data is across the hall or across the globe, Overland enables companies to focus on building their business instead of worrying about data growth. Overland SnapServer®, NEO® and REO® solutions are available through a select network of value added resellers and system integrators. For more information, visit www.overlandstorage.com.

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